CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554-1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS FINAL FOURTH QUARTER AND AUDITED 2006 RESULTS

Tax Credit Of $5.0 Million Increases Fourth Quarter Net Income To $8.9 Million

Jacksonville, FL – March 30, 2007 — Trailer Bridge, Inc. (NASDAQ: TRBR) today reported final fourth quarter as well as audited results for the year ended December 31, 2006 (see attached table). The sole difference between these results and the preliminary results previously reported on March 5, 2007 is the effect of an income tax credit in the amount of $4,975,360 that was recorded in the fourth quarter as a reduction of the Company’s deferred tax asset valuation allowance. At December 31, 2006, after this adjustment, a valuation allowance of $6.7 million remains to further decrease income tax expense going forward.

John D. McCown, Chairman and CEO, said, “In releasing the allowance, formal budgets are given the most weight and this tax credit was calculated by applying a 38% tax rate to our 2007 business plan. As we utilize our deferred tax asset, we are evaluating the merits related to a tonnage tax election, an alternative that appears to offer permanent income tax benefits to Trailer Bridge.”

The audited results for 2006 reflected total revenue of $110.2 million, an increase of 4.1% compared to 2005. Higher revenues were driven by an increase in average revenue per southbound container of 5.9%. The Company’s Jacksonville-San Juan deployed vessel capacity utilization during 2006 was 87.1% to Puerto Rico and 25.6% from Puerto Rico compared to 88.9% and 22.9%, respectively, during 2005. For the first six and a half months of 2006, one of the two roll-on, roll-off vessels were sequentially out of service while being dry-docked and Triplestack Box Carrier vessels acted as substitutes.

The Company’s total operating income for 2006 was $4.9 million as compared with $18.3 million in 2005. The key driver of that $13.4 million reduction was a $12.5 million increase in dry-docking costs. The Company’s Form 10-K is expected to be filed today with the SEC and will contain a more detailed discussion of the dry-docking costs and what results would have been if it was accounted for under the defer and amortize method used by most shipping companies.

Trailer Bridge’s 2006 results were markedly different in the second half compared to the first half due to dry-docking expense and its related effect on the Company’s normal vessel deployment. Total revenue in the second half was $60.0 million or 19.5% above first half revenue of $50.2 million. Second half operating income of $10.9 million was $16.9 million higher than the $6.0 million operating loss in the first half due primarily to both $12.4 million of dry-docking expense in the first half and the beneficial effects of the return to the normal vessel deployment. The Company believes that the second half is a more relevant period and that it’s 81.9% operating ratio performance is a more meaningful benchmark of the capability of its transportation system going forward.

Trailer Bridge, Inc.	Page 2
March 30, 2007

After application of the credit, for all of 2006 Trailer Bridge reported a net loss of $18,093 compared to net income of $7.8 million for 2005. Net loss attributable to common shares for 2006 was $(.00), versus net income of $.64 for 2005.

Financial Position
At December 31, 2006, the Company had cash balances of $6.9 million and working capital of $15.8 million and stockholders equity of $0.9 million. There were no amounts outstanding under a $10 million revolving credit facility.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include changes in the valuation allowance related to the deferred tax asset that could cause material changes from audited financial results, the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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Trailer Bridge, Inc.	Page 3
March 30, 2007

TRAILER BRIDGE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
OPERATING REVENUES	$31,113,429	$28,099,615	$110,249,949	$105,858,617
OPERATING EXPENSES:
Salaries, wages, and benefits	3,948,056	4,001,960	15,135,860	16,084,332
Rent and purchased transportation:
Other	7,269,395	5,937,089	26,003,083	21,985,735
Fuel	3,724,507	3,951,998	14,704,320	13,830,796
Operating and maintenance (excluding depreciation below	6,034,698	5,554,912	22,570,884	22,727,418
Dry-Docking	184,515	34,646	12,765,606	292,167
Taxes and licenses	113,711	78,164	426,419	339,426
Insurance and claims	1,016,665	842,963	3,685,332	3,213,150
Communications and utilities	124,030	130,888	507,629	503,744
Depreciation and amortization	1,318,521	1,233,288	5,278,337	4,419,694
(Gain) loss on sale of assets	(194,489)	51,081	(113,067)	508,624
Other operating expenses	1,186,719	922,553	4,434,212	3,703,230

	24,726,328	22,739,542	105,398,615	87,608,316

OPERATING INCOME	6,387,101	5,360,073	4,851,334	18,250,301
NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,587,201)	(2,655,082)	(10,249,671)	(10,525,939)
Interest income	82,980	83,691	412,876	227,535

INCOME (LOSS) BEFORE BENEFIT (PROVISION) FOR
INCOME TAXES	3,882,880	2,788,682	(4,985,461)	7,951,897
BENEFIT (PROVISION) FOR INCOME TAXES	4,975,496	(26,440)	4,967,368	(117,532)

NET INCOME (LOSS) ATTRIBUTABLE TO
COMMON SHARES	$8,858,376	$2,762,242	$(18,093)	$7,834,365

PER SHARE AMOUNTS:
NET INCOME (LOSS) PER SHARE BASIC	$0.75	$0.23	$(0.00)	$0.67

NET INCOME (LOSS) PER SHARE DILUTED	$0.72	$0.22	$(0.00)	$0.64

SHARES OUTSTANDING BASIC	11,786,997	11,771,156	11,782,771	11,769,037

SHARES OUTSTANDING DILUTED	12,290,946	12,306,321	11,782,771	12,312,948